As filed with the Securities and Exchange Commission on August 5, 2025

Registration No. 333-262083

Registration No. 333-270711

Registration No. 333-278226

Registration No. 333-285766

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

Form S-8 Registration No. 333-262083

Form S-8 Registration No. 333-270711

Form S-8 Registration No. 333-278226

Form S-8 Registration No. 333-285766

UNDER

THE SECURITIES ACT OF 1933

VIGIL NEUROSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1880494
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Forge Road, Suite 700

Watertown, Massachusetts 02472

(857) 254-4445

(Address of Principal Executive Offices) (Zip Code)

Vigil Neuroscience, Inc. Amended and Restated 2020 Equity Incentive Plan

Vigil Neuroscience, Inc. 2021 Stock Option and Incentive Plan

Vigil Neuroscience, Inc. 2021 Employee Stock Purchase Plan

Vigil Neuroscience, Inc. Non-Qualified Stock Option Agreement for Inducement Award

(Full title of the plans)

Ivana Magovčević-Liebisch

Chief Executive Officer

Vigil Neuroscience, Inc.

100 Forge Road, Suite 700

Watertown, Massachusetts 02472

(857) 254-4445

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Kingsley L. Taft, Esq.

Jacqueline Mercier, Esq.

Gabriela Morales-Rivera, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Vigil Neuroscience, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No.  333-262083, filed with the SEC on January 10, 2022, pertaining to the registration of 3,086,742 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant reserved for issuance under the Vigil Neuroscience, Inc. Amended and Restated 2020 Equity Incentive Plan, 3,145,281 shares of Common Stock reserved for issuance under the Vigil Neuroscience, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) and 286,127 shares of Common Stock reserved for issuance under the Vigil Neuroscience, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No.  333-270711, filed with the SEC on March 21, 2023, pertaining to the registration of an additional 1,781,016 shares of Common Stock reserved for issuance under the 2021 Plan and 286,127 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No.  333-278226, filed with the SEC on March 26, 2024, pertaining to the registration of an additional 1,794,235 shares of Common Stock reserved for issuance under the 2021 Plan and 330,000 shares of Common Stock issuable under an inducement stock option award granted on March 18, 2024; and

•	Registration Statement No. 333-285766, filed with the SEC on March 13, 2025, pertaining to the registration of an additional 2,044,338 shares of Common Stock reserved for issuance under the 2021 Plan.

On August 5, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 21, 2025, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Vesper Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Sanofi (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Sanofi.

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Massachusetts, on August 5, 2025.

VIGIL NEUROSCIENCE, INC.

By:	/s/ Michael Tolpa
Name: Michael Tolpa
Title: Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.